1200 West Sam Houston Pkwy. N. Houston, Texas 77043 www.dresser-rand.com

FOR IMMEDIATE RELEASE	NEWS RELEASE

Dresser-Rand Reports First Quarter Net Income of $15.4 Million or $0.18 per Share
•	Operating income was $33.0 million (includes $3.4 million stock-based compensation expense for service units and a $1.3 million litigation provision)

•	Cash flow from operating activities totaled $107.4 million

•	Backlog increased 39% to a record $1,380.6 million from 3/31/06
     Results Summary (dollars in millions, except share data):

	First Quarter
	2007	2006
Total Revenues	$314.4	$291.6
Operating income	$33.0	$30.2
* Operating income includes:
Curtailment Gain	—	($11.8)
Stock-based compensation expense — service units	$3.4	—
Litigation provision	$1.3	—
Income before income taxes	$24.4	$18.5
Net income	$15.4	$12.3
Basic and Diluted EPS	$0.18	$0.14
Shares used to compute EPS (000)	85,459	85,445
Total Bookings	$425.6	$365.3
Total Backlog	$1,380.6	$993.8
Houston, TX, May 2, 2007 — Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $15.4 million, or $0.18 per diluted share, for the first quarter 2007. This compares to a net income of $12.3 million, or $0.14 per diluted share, for the first quarter 2006.
First quarter 2007 results include accelerated stock-based compensation expense for service units of $3.4 million ($2.1 million after-tax or $0.03 per diluted share), a provision for litigation and related interest of $2.3 million ($1.4 million after-tax or $0.02 per diluted share), and a $2.3 million gain ($1.4 million after-tax or $0.02 per diluted share) on the sale of a 16% interest in a power generating facility. In the first quarter 2006, the Company recorded a curtailment gain of $7.9 million after-tax or $0.09 per diluted share.
Vincent R. Volpe, Jr., President and Chief Executive Officer of Dresser-Rand, said, “We had another good quarter of operating results, in-line with our expectations and better than the corresponding period last year. Revenues increased 8%, our backlog grew 39%, our operating cash flow increased to $107.4 million from $12.5 million and our operating income doubled after adjusting for stock-based compensation expense for service units, the litigation provision and the curtailment gain. We continue to benefit from strong industry fundamentals, a leading market position and improving prices for our equipment, parts and services. We have also made progress improving the seasonality of our earnings as we expect our first quarter 2007 operating income to be a higher percentage of our expected earnings for the full year compared to the past several years.”
Revenues for the first quarter 2007 of $314.4 million increased $22.8 million compared to $291.6 million for the first quarter 2006. Total operating income for the first quarter 2007 was $33.0 million including charges totaling of $4.7 million for the stock-based compensation expense for service units ($3.4 million) and the litigation provision ($1.3 million). This compares to operating income of $30.2 million, including a curtailment gain of $11.8 million, for the first quarter 2006. The curtailment gain reflects a reduction in the estimated future cash costs of certain previously recorded retiree healthcare benefits resulting from the Company’s negotiation of a new labor agreement in 2006 at one of its manufacturing facilities.
Bookings for the first quarter 2007 were $425.6 million, which was $60.3 million higher than the first quarter 2006. The backlog at the end of March 2007 was a Company record of $1,380.6 million or 39% higher than the backlog at the end of March 2006.
New Units Segment
New unit revenues for the first quarter 2007 of $114.3 million were $24.8 million lower than the first quarter 2006. The decrease was attributable to delivery of two very large orders recorded in 2006 sales. There were no similar sized deliveries recorded in 2007 sales.
New unit operating income of $4.6 million for the first quarter 2007 compares to an operating loss of $(1.3) million for the first quarter 2006. This segment’s operating margin of 4.0% compares to (0.9) % for the first quarter 2006. The increase from the corresponding period in 2006 is attributable to favorable pricing and costs, and lower allocations of manufacturing overhead due to a change in mix of segment revenues (New Units were 36.4% of total revenues in 2007 versus 47.7% in 2006).
Bookings for the first quarter 2007 of $235.0 million were 42% higher than the bookings for the corresponding period in 2006.
In February 2007, the Company booked an order for approximately $50 million to supply advanced turbo-machinery for Statoil’s semi-submersible production platforms to be located in the Gjoa field, approximately 50 kilometers off southwest Norway. The equipment will be used for recompression and export services at the new oil and gas field.
In March 2007, the Company was awarded a contract in excess of $18 million by PPL Susquehanna, LLC, a subsidiary of PPL Corporation, for equipment supply and services related to steam turbines driving the reactor feed pumps at the Berwick, PA nuclear power generating facility. The contract includes the upgrade of three OEM turbines. Jim Heid, Dresser-Rand’s Vice President, Business Solutions commented that “this is further evidence that our applied technology initiatives are gaining momentum.” Additionally, the contract includes three new Dresser-Rand turbines which will replace three existing turbines, and the installation, commissioning, and start up services for all six turbines.

The record backlog at March 31, 2007 of $1,104.4 million was 47% above the $749.8 million backlog at March 31, 2006.
Aftermarket Parts and Services Segment
Aftermarket parts and services revenues of $200.1 million for the first quarter 2007 compares to $152.5 for the first quarter 2006.
Aftermarket operating income for the first quarter 2007 of $48.2 million compares to $34.4 million for the first quarter 2006. This segment’s operating margin of approximately 24.1% compares to 22.6% for the first quarter 2006. The increase from the corresponding period in 2006 is attributable to higher pricing for parts and services which was partially offset by higher allocations of manufacturing overhead due to a change in mix of segment revenues (Aftermarket Parts and Services were 63.6% of total revenues in 2007 versus 52.3% in the first quarter 2006).
Aftermarket demand remains strong despite bookings for the first quarter 2007 of $190.6 million which were 4.6% lower than bookings for the corresponding period in 2006. Bookings are expected to rebound during the balance of the year.
The backlog at March 31, 2007 of $276.2 million was 13% above the $244.0 million backlog at March 31, 2006.
Liquidity and Capital Resources
As of March 31, 2007, cash and cash equivalents totaled $200.1 million and borrowing availability under the $350 million revolving credit portion of the Company’s senior credit facility was $152.0 million, as $198.0 million was used for outstanding letters of credit.
In the first quarter 2007, cash provided by operating activities was $107.4 million compared to $12.5 million for the corresponding period in 2006. The increase of $94.9 million was principally from favorable changes in working capital and improved operating performance.
In the first quarter 2007, capital expenditures totaled $4.7 million and $50.0 million was used to reduce debt. As of March 31, 2007, total debt, net of cash and equivalents was approximately $256.5 compared to $491.1 million at March 31, 2006.
In April 2007, the Company prepaid an additional $60.0 million of its outstanding indebtedness under its senior secured credit facility.
Secondary Offering
On March 14, 2007, the Company completed a registered secondary offering of 11,596,981 shares of its common stock for the account of D-R Interholdings, LLC, pursuant to Dresser-Rand’s existing automatic shelf registration statement for proceeds of approximately $309.5 million. Dresser-Rand did not receive any proceeds from the sale of shares in the offering. The funds affiliated with First Reserve Corporation no longer hold any shares of Dresser-Rand.
As a result of D-R Interholding, LLC, selling its entire ownership interest in the Company, Dresser-Rand accelerated $3.4 million of stock-based compensation expense for service units granted to certain members of management by D-R Interholdings, LLC. The value of the service units has been fully distributed and no future service is required of the members of management to receive value for these service units. This non-cash expense is not deductible for U.S. income tax purposes and was previously being amortized over the vesting period of the service units as described in the Company’s SEC filings.
Sale of TEDP
As a result of the sale by the general partners of Thermal Energy Development Partnership (TEDP), the Company sold its 16% limited partnership interest in TEDP for approximately $2.3 million. TEDP was the owner of a biomass-fueled electric generating facility in which the Company had invested in through a series of fundings beginning in the late 1980’s. The Company’s investment basis was fully reduced under purchase accounting consistent with the lack of partner distributions and the depreciating nature of the facility’s assets.
Litigation Provision
The Company recorded a provision of $2.3 million in connection with a recent court decision resulting from litigation with Maersk Oil UK Limited over alleged defects in compressor performance. These units were manufactured at a Dresser-Rand facility that discontinued operations in December 1998. Litigation was initiated in June 2004. As of year-end 2006, the Company had accrued approximately $3.1 million to cover a potential judgment. In early March 2007, a judgment was rendered against the Company resulting in an additional total charge during the first quarter of approximately $2.3 million for damages, interest and claimant’s costs ($1.3 million recorded as operating expenses and $1.0 million recorded as interest expense). The Company is disputing certain costs, but final resolution may result in additional charges for this matter.
Acquisition of Gimpel Valve
In April 2007, the Company acquired the Gimpel business from Tyco Flow Control, a reporting unit of Tyco International (NYSE: TYC, BXS: TYC), for approximately $8 million. Gimpel products include a line of trip, trip throttle, and non-return valves to protect steam turbines and related equipment in industrial and marine applications.
Outlook
Demand for rotating equipment and aftermarket parts and services continue to be strong. The backlog of orders has continued to increase to record levels. At March 31, 2007, 34% of the backlog of $1,380.6 million was scheduled to ship in 2008.
The Company continues to believe that its 2007 operating income will be in the range of $250 to $270 million and its second quarter 2007 operating income will be in the range of 21% to 23% of the total year. The Company expects its full year 2007 earnings per share to be in the range of $1.57 to $1.73. This assumes interest expense in the range of $39 to $40 million and an effective tax rate of 37 percent.
Conference Call
The Company will discuss its first quarter 2007 results at its conference call on Thursday, May 3, 2007. A webcast presentation will be accessible live at 8:30 a.m. Eastern Time. You may access the live presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 704-5382 in the U.S. and (913) 312-1296 from outside the U.S. five to ten minutes prior to the scheduled start time.
A replay of the webcast will be available from 11:30 a.m. Eastern Time on May 3, 2007 through 11:59 PM Eastern Time on May 10, 2007. You may access the webcast replay at www.dresser-rand.com. A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S. The replay pass code is 3345377.
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Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway and India, and maintains a network of 26 service and support centers covering more than 140 countries.
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends, executive compensation and other information that is not historical information. The words “anticipates,” “believes,” “expects,” “intends,” and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from, any future acquisitions; economic, political, currency and other risks associated with international sales and operations; loss of senior management; the Company’s brand name may be confused with others; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; ability to operate as a stand-alone company; unexpected product claims and regulations; and infringement on its intellectual property or infringement on others’ intellectual property. These and other risks are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at www.dresser-rand.com.
Company Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

Dresser-Rand Group Inc.
Consolidated Statement of Income
(Unaudited; dollars in millions except per share amounts and shares in thousands)

	Three months ended March 31,
	2007	2006
Net sales of products	$242.1	$229.7
Net sales of services	72.3	61.9

Total revenues	314.4	291.6

Cost of products sold	173.3	180.3
Cost of services sold	49.5	44.3

Total cost of products and services sold	222.8	224.6

Gross profit	91.6	67.0
Selling and administrative expenses	55.5	46.5
Research and development expenses	3.1	2.1
Curtailment (gain)	—	(11.8)

Income from operations	33.0	30.2

Interest expense, net	(10.9)	(13.6)
Other income, net	2.3	1.9

Income before income taxes	24.4	18.5
Provision for income taxes	9.0	6.2

Net income	$15.4	$12.3

Net income per common share-basic and diluted Weighted average shares outstanding-basic and diluted	$0.18	$0.14

	85,459	85,445

Dresser-Rand Group Inc.
Consolidated Segment Data
(Unaudited; dollars in millions)

	Three months ended March 31,
	2007	2006
Revenues
New units	$114.3	$139.1
Aftermarket parts and services	$200.1	152.5

Total revenues	314.4	$291.6

Gross profit
New units	$16.7	$11.2
Aftermarket parts and services	$74.9	55.8

Total gross profit	91.6	$67.0

Operating income
New units	$4.6	$(1.3)
Aftermarket parts and services	48.2	34.4
Unallocated corporate expense	$(19.8)	(2.9)

Total operating income	33.0	$30.2

Bookings
New units	$235.0	$165.5
Aftermarket parts and services	$190.6	199.8

Total bookings	425.6	$365.3

Backlog — ending
New units	$1,104.4	$749.8
Aftermarket parts and services	$276.2	244.0

Total backlog	1,380.6	$993.8

Dresser-Rand Group Inc.
Consolidated Balance Sheet
(Unaudited; dollars in millions)

	March 31,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$200.1	$146.8
Accounts receivable, less allowance for doubtful accounts of $6.0 and $6.1 at 2007 and 2006	245.8	305.1
Inventories, net	193.9	183.0
Prepaid expenses	34.9	20.2
Deferred income taxes, net	9.9	13.9

Total current assets	684.6	669.0
Property, plant and equipment, net	220.9	223.1
Goodwill	415.5	410.5
Intangible assets, net	443.7	446.9
Other assets	19.5	21.8

Total assets	$1,784.2	$1,771.3

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accruals	$293.3	$303.7
Customer advance payments	189.8	137.4
Accrued income taxes payable	18.5	30.3
Loans payable	0.1	0.1

Total current liabilities	501.7	471.5
Deferred income taxes	31.5	26.5
Postemployment and other employee benefit liabilities	108.7	113.7
Long-term debt	456.5	505.6
Other noncurrent liabilities	24.1	22.1

Total liabilities	1,122.5	1,139.4

Commitments and contingencies (Notes 7 through 11)
Stockholders’ equity
Common stock, $0.01 par value, 250,000,000 shares authorized	;
and, 85,828,165 and 85,477,160 shares issued and outstanding, respectively	0.9	0.9
Additional paid-in capital	523.3	518.8
Retained earnings	138.4	123.1
Accumulated other comprehensive loss	(0.9)	(10.9)

Total stockholders’ equity	661.7	631.9

Total liabilities and stockholders’ equity	$1,784.2	$1,771.3

Dresser-Rand Group Inc.
Consolidated Statement of Cash Flows
(Unaudited; dollars in millions)

	Three months ended March 31,
	2007	2006
Cash flows from operating activities
Net income	$15.4	$12.3
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	11.9	13.1
Stock-based compensation	4.5	0.4
Amortization of debt financing costs	1.8	2.0
Deferred income taxes	1.0	2.5
Provision for losses (net adjustments) on inventory	0.7	(0.1)
Curtailment gain	—	(11.8)
Working capital and other
Accounts receivable	60.6	49.0
Customer advances	51.7	(7.5)
Inventories	(10.9)	(36.4)
Accounts payable	(15.8)	(2.6)
Other	(13.5)	(8.4)

Net cash provided by operating activities	107.4	12.5
Cash flows from investing activities

	(4.7)	(3.2)
Capital expenditures

Net cash (used in) investing activities	(4.7)	(3.2)
Cash flows from financing activities

	(50.0)	(50.0)
Payments of long-term debt

Net cash (used in) financing activities	(50.0)	(50.0)

Effect of exchange rate changes on cash and cash equivalents	0.6	1.4

Net increase (decrease) in cash and cash equivalents	53.3	(39.3)
Cash and cash equivalents, beginning of the period	146.8	98.0

Cash and cash equivalents, end of period	$200.1	$58.7